Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 9, 1997 appearing on page F-2 of MicroAge, Inc.'s Annual Report on Form 10-K for the fiscal year ended November 2, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICEWATERHOUSECOOPERS LLP


Phoenix, Arizona
August 31, 1998